EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     This Agreement is made as of the 22nd day of August, 2001, between UnionBancorp, Inc. ("Employer") and Paul R. Tingley ("Employee").

                                    RECITALS

     The Employer is engaged in the providing of banking and other financial services.

     Employee is serving Employer pursuant to a letter agreement dated July 31, 2001. The parties desire to enter into a formal Employment Agreement with respect to the continued employment of Employee by the Employer.

     Employee wishes to continue as an employee of the Employer.

     In consideration of the mutual promises and agreements of the parties, and in consideration of the employment or continued employment of Employee on the terms described below, the parties agree as follows:

                                  AGREEMENT

     1.  TERMINATION OF LETTER AGREEMENT

     The July 31, 2001 Letter Agreement shall terminate and be of no further force and effect as of the effective date of this Agreement.

     2.  EMPLOYMENT

     (a) Employer employs the Employee as its UnionFinancial Services' President. Employee accepts such employment. Employee shall become employed, full-time, no later than September 17, 2001. Prior to that date, Employee will be paid a consulting fee pro-rated, plus mileage for each day actually worked.


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     3.  TERM/AT-WILL EMPLOYMENT

     This Agreement shall take effect on August 22, 2001 ("effective date"), and shall terminate on August 22, 2004, at which point this Agreement shall be of no further force and effect, except as provided in paragraph 9(d) and 11(f). Employee agrees that if he shall remain employed thereafter, the employment shall be at will.

     4.  DUTIES

     (a) Employee's duties, authority and responsibilities as President include all duties, authority and responsibilities customarily held by such officer of comparable organizations as further detailed in attached job description, Exhibit A, subject always to the charter and bylaw provisions and the policies of Employer, applicable law, and the directions of Employer's Board of Directors.

     (b) Employee will devote his best efforts and business time, energy, skills and attention to the business and affairs of the Employer, and will faithfully and loyally discharge his duties to the Employer.

     (c) Employee will abide by the Employer's rules and policies, as they may be published from time to time. Employee shall not engage in additional employment or consultation with others, whether or not for compensation, except as provided in Section 13 of this Agreement, without the express written consent of the Employer during the term of this Agreement.

     5.  COMPENSATION

     (a) Employer shall pay employee Twelve Thousand Five Hundred Dollars ($12,500) for full-time employment for the months of September, October, November and December, 2001.

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     (b) Employer shall pay Employee, beginning January, 2002, a minimum of Ten
Thousand Dollars ($10,000), monthly. Employee's total compensation, including base pay and additional compensation (bonus under Employer's short term incentive compensation plans) shall be valued at One Hundred Fifty Thousand Dollars ($150,000), annually. In addition, Employee qualifies for participation in the Employer's long-term incentive compensation plan. Compensation shall be subject to tax withholding and applicable deductions.

     6.  OTHER BENEFITS

     (a) Employer shall provide the Employee with its customary employee benefits during the term of this Agreement. The terms of any compensation or benefit plan or insurance policy are incorporated by this reference as if fully set forth herein.

     (b) Employer shall reimburse Employee for the reasonable expenses of moving his household, up to a total reimbursement of Twenty-five Thousand Dollars ($25,000). Employee shall provide reasonable documentation of such expenses.

     (c) Employee shall be provided annual paid time off in accordance with company policy during the term of this Agreement. Such time off shall be scheduled two weeks in advance and shall be taken only upon approval by the Employer.

     7.  CONFIDENTIALITY

         Employee acknowledges that the nature of his employment will require that he produce and have access to records, data, trade secrets and information that are not available to the public regarding Employer and its subsidiaries and affiliates ("Confidential Information"). Employee will hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Employee's performance of his duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or he is authorized in writing by Employer to disclose it, or he

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is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body. All confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of Employer or any of its subsidiaries or affiliates that Employee prepares or uses will always be the sole property of Employer. Employee will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to Employer if his employment is terminated for any reason.

     8.  REIMBURSEMENT OF EXPENSES

     Employer will reimburse Employee for all travel, entertainment and other out-of-pocket expenses that he reasonably and necessarily incurs in the performance of his duties. Employee will document these expenses to the extent necessary to comply with all applicable laws and internal policies.

     9.  RESTRICTIVE COVENANT

     (a) Employee covenants and agrees that during the term of his employment and for a period of one (1) year following his termination of employment (for any reason) and within a 60 mile radius of any current or future UnionBancorp, Inc. facility, he shall not, without the prior written consent of Employer, own, manage, operate, control, be employed as an employee or consultant by, participate or engage in, or be connected in any manner, directly or indirectly, with the ownership, management, operation or control of any corporation or other business entity such as a bank, savings and loan association, credit union, trust company, or similar organization, whose products or services can reasonably be considered as competing with the products or services of Employer, or in any way assist such corporation or other business entity to compete with the business of Employer; provided however, that Employee shall not

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be deemed to be in violation of this restrictive covenant solely by reason of his ownership of not more than one percent (1%) of the outstanding securities of any corporation whose shares of stock are traded on a national securities exchange or in the over-the-counter market. Employee agrees that because of his position with Employer, the enforcement of this restrictive covenant is reasonably necessary for the proper protection of Employer's business interests and competitive position, and Employee further agrees that a court of competent jurisdiction may enjoin a breach or threatened breach of this Restrictive Covenant by the Employee, without bond.

     (b) In consideration for Employee's agreement to this Restrictive Covenant, Employer will pay to Employee One Thousand Dollars ($1000), upon the termination of employment. This payment shall be in addition to any other sums owing to the Employee under this Agreement upon its termination.

     (c) The Employer reserves the right to unilaterally waive the Restrictive Covenant. Upon such waiver, the Employer's obligation under paragraph 9(b) is discharged in total.

     (d) Notwithstanding the terms of paragraph 3, the provisions of paragraphs 7 and 9 of this Agreement shall survive the termination of Employee's employment, and the existence of any claim or cause of action by the Employee against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the Employee's covenants. It is agreed that the breach by the Employee of any of his covenants contained in Section 9 would constitute immediate and irreparable damage to the Employer not adequately compensable in money damages and would warrant injunctive relief, without bond.

     10. TERMINATION

     (a) This Agreement and Employee's employment may be terminated by the Employer at any time for just cause ("just cause" for the purpose of this Agreement shall mean conviction of a felony, breach of the Agreement, loss of licenses, dishonesty, neglect of duties,

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Employee's incapacity to perform his duties for a period in excess of six months, Employee's use of unlawful drugs, and behavior or activities by Employee which brings Employer into disrepute). If the Employer terminates this Agreement for just cause, Employee shall be entitled to compensation up to and including Employee's final day of employment.

     (b) Employee may voluntarily terminate his employment at any time during the period of its duration upon not less than thirty (30) days written notice, and shall be paid as if terminated for just cause as set forth in Section 10(a).

     (c) This Agreement will terminate if Employee dies during the term of this Agreement, effective on the date of death. Any payments that are owing to Employee under this Agreement or otherwise at the time of his death will be made to whomever Employee may designate in writing as his beneficiary, or absent such a designation, to the executor or administrator of his estate.

     11. DISPUTES

     It is mutually agreed between the parties that arbitration shall be Employee's sole and exclusive remedy to redress any dispute, claim or controversy, including claims under statutes, regulations or ordinances (collectively referred to as a "grievance"), raised by Employee. It is the intention of the parties that the arbitration decision will be final and binding and that any and all grievances by Employee shall be disposed of as follows:

     (a) Employee must submit any and all grievances in writing to the Chief Executive Officer of UnionBancorp, Inc. within thirty (30) days of the occurrence complained of;

     (b) Within ten (10) days of the submission of the written grievance, the Employer or its designated agent shall respond in writing to the grievance for the purpose of resolving the grievance; and

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     (c) If the grievance is not responded to in ten (10) days, or if the response does not resolve the grievance, the Employee may, within fifteen (15) days, refer to the grievance to arbitration. The arbitration shall be conducted in accordance with the 2001 Employment Arbitration Rules of the American Arbitration Association and the expense of the arbitration shall be shared equally by Employer and Employee. The arbitration shall occur in Ottawa, Illinois.

     (d) Any grievance will be deemed waived unless presented within the time limits specified.

     (e) The arbitrator shall not have authority to change any of the provisions of this Agreement by alterations, additions to or subtractions from its terms.

     (f) The parties stipulate that arbitration, and the decision of the arbitrator, shall be the sole and exclusive remedy for any grievance of Employee. Since arbitration is Employee's exclusive remedy, Employee expressly waives the right to resort to any federal, state or local court or administrative agency concerning any aspect of his employment or termination of employment. Employee further agrees that the availability of arbitration, or the decision of the arbitrator, shall be a complete defense to any suit, action or proceeding by Employee instituted in any federal, state or local court or before any administrative agency with respect to any grievance. These arbitration provisions shall, with respect to any grievance, survive the termination or expiration of this Agreement.

     12. ENFORCEABILITY

     If any covenant or other provision of this Agreement is held to be invalid or unenforceable by reason of any rule of law or public policy, in whole or in part, all other covenants and provisions of this Agreement shall nevertheless remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

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     13. EMPLOYEE'S CURRENT BUSINESS

     Employer shall be entitled to 50% of the net profits of Employee's current business commencing on January 1, 2002, upon Employer's determination as to permissibility of involvement in Employee's business and Employer's opportunity to quantify any inherent risk. Employer's right to such net profits, as described above, shall continue until Employee's business shall be sold or terminated.

     14. NO OTHER AGREEMENTS

     This Agreement contains the complete understanding between the parties and shall, as of its effective date, supersede all other agreements between the parties. In addition the parties stipulate that neither Employer nor Employee has made any representation with respect to the subject matter of this Agreement or any other representations, including its execution and delivery, except as are specifically set forth in this Agreement. Each of the parties has relied on his or its own judgment in entering into this Agreement.

     15. MODIFICATION OF AGREEMENT

     No waiver or modification of this Agreement, any of its covenants, conditions, or limitations shall be valid unless in writing and duly executed by the party to be charged, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of the parties, unless such waiver or modification is in writing and duly executed by the Employee and Employer's Chief Executive Officer. The parties agree that the provisions of this section may not be waived except as set forth above.

     16. ASSIGNMENT

     The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not delegate any of his duties or obligations under

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this Agreement. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the heirs, devisees, executors, administrators or other legal representatives, successors and assigns of the Employer and Employee.

     17. CHOICE OF LAW

     It is the intention of the parties that this Agreement, the parties' performance, and all suits and special proceedings based on the Agreement be construed under the laws of the State of Illinois and the Federal Arbitration Act, and that in any action, special proceedings or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Illinois and the Federal Arbitration Act shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

                                         EMPLOYER:

                                         UNIONBANCORP, INC.

Witness:

Jimmie D. Lansford                       By Charles J. Grako
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                                            Its: Chief Executive Officer

                                         EMPLOYEE:
Witness:

Jimmie D. Lansford                       By Paul R. Tingley
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                                            PAUL R. TINGLEY

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